EXHIBIT 99.1

Foundry Networks Releases Preliminary First Quarter Results

Sequential Revenue Growth and Strong Profitability Continue

San Jose, CA - April 10, 2003 - Foundry Networks , Inc. (Nasdaq: FDRY), today announced that, based on preliminary results, net revenue for the first quarter ended March 31, 2003 is expected to be in the range of $89.0 million to $91.0 million, compared to $86.7 million for the previous quarter. The Company also expects earnings per share for the first quarter will be in the range of $0.09 to $0.11.

"We are pleased to post our fourth quarter of sequential revenue growth. Although the March quarter is typically seasonally soft and the current IT spending environment is overshadowed by macro events, we had a book-to-bill ratio greater than 1.0 for the quarter and saw significant strength in our US Federal Government sales," stated Bobby Johnson, President and CEO of Foundry.

Earnings Conference Call Scheduled
Foundry Networks will release full financial results for the first quarter on Wednesday, April 23, 2003 and host a conference call for analysts and investors to discuss its quarterly results at 2:00 p.m. Pacific Time. A live Web cast of the conference call will be accessible from the "Investors" section of Foundry's Web site (www.foundrynetworks.com). Following the live Web cast, an archived version will be available on the Foundry Web site.

About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing and Web traffic management solutions including Layer 2/3 LAN switches, Layer 3 backbone switches, Layer 4-7 Web switches and Metro Routers. Foundry's 5,500 customers include the world's premier ISPs, Metro service providers, and enterprises including e-commerce sites, universities, entertainment, health and wellness, government, financial, and manufacturing companies. Some of these customers include: AOL, EarthLink, China Telecom, MSN, Verio, Cable & Wireless, Yahoo!, Incyte Genomics, Inc., Deutsche Bank, The University of Washington, University of Miami, Institute National de Recherche en Informatique et en Automatique (INRIA) of France, The British Library, U.S. Army, Air Force and Navy, NASA and the National Space Development Agency of Japan. For more information about the company and its products, call 1-888-TURBOLAN or visit www.foundrynetworks.com. NOTE: Foundry Networks, BigIron, FastIron and the 'Iron' family of marks, are trademarks or registered trademarks of Foundry Networks, Inc. in United States and other countries. All others are trademarks of their respective owners.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements by Bobby Johnson regarding the Company's

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expected results and book-to-bill ratio. The forward-looking statements in this press release are subject to a number of risks and uncertainties, including risks related to finalizing the results according to generally accepted accounting principles, including but not limited to, finalizing the reconciliation of accounts, reserve requirements and review by our independent auditors. Actual results could differ materially from those projected in our forward-looking statements. Investors should review the risk factors described in more detail in our most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q available from Foundry at www.foundrynetworks.com or from the SEC at www.sec.gov. Foundry assumes no obligation to update the forward-looking statements contained in this press release.

Contacts:
Foundry Networks
Chief Financial Officer
Tim Heffner
408.586.1700
theffner@foundrynet.com

Foundry Networks
Treasurer
Michael Iburg
408.586.1894
miburg@foundrynet.com

FD Morgen-Walke
Investor Relations
Jason Golz
415.296.7383
jgolz@fdmw.com